EXHIBIT 11 (Unaudited)

COMPUTATION OF NET EARNINGS PER SHARE


                                                     BASIC                       DILUTED
                                              THREE MONTHS ENDED            THREE MONTHS ENDED
                                                   SEPTEMBER 30,               SEPTEMBER 30,
                                              -------------------------------------------------
                                               2000           1999        2000           1999
                                              -----          ------      ------         ------

Net income                                   $2,334,160   $  605,328   $2,334,160   $  605,328
                                              =========    =========    =========    =========
Weighted average common
shares outstanding                            5,925,045    5,957,470    5,925,045    5,957,470
                                              =========    =========

Weighted average common
share equivalents:
      Options                                         -            -      633,406      776,670
                                                                        ---------    ---------
Weighted average common
    shares and common share
    equivalents                               5,925,045    5,957,470    6,558,451    6,734,140
                                              =========    ==========   =========    =========


Net income per share                         $      .39   $      .10   $      .36   $      .09
                                              =========    ==========   =========    =========


                                       14